MFA
MORTGAGE INVESTMENTS, INC.
350 Park Avenue New York, NY 10022 Telephone (212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

January 19, 2005		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Mortgage Investments, Inc.

Announces Fourth Quarter 2005 Portfolio Repositioning

MFA Mortgage Investments, Inc. (NYSE: MFA) announced today that additional strategic steps were undertaken during the fourth quarter of 2005 to reduce its interest rate risk and to further strengthen its MBS portfolio. In addition to the previously announced sales in 2005 of approximately $565 million of MBS with realized losses of approximately $18 million, MFA will recognize non-cash impairment charges of approximately $21 million during the fourth quarter of 2005 relating to approximately $824 million of MBS which it no longer has the intent to hold until recovery of market value occurs. As of December 31, 2005, approximately 65% of the MBS in MFA’s portfolio will have their coupon contractually reprice or are projected to prepay within the next 12 months, assuming a prepayment rate of 25% CPR.

These actions were undertaken based on a number of factors, including the 13 consecutive increases in the target fed funds rate from 1% to 4.25% and a flattening of the yield curve. The criteria used in selecting assets that were sold or that MFA no longer has the intent to hold until recovery in market value included sensitivity to rising interest rates and future earning potential.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.